Exhibit 10.11.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into to be effective as of April 1, 2012 by and between Sand Hill Land and Cattle, LLC, a Texas Limited Liability Company (“Lessor”), and Lonestar Prospects, Ltd., a Texas limited partnership (“Lessee”).

Recitals

A. Lessor and Lessee are parties to that certain Lease Agreement dated April 14, 2011 (the “Lease Agreement”), covering approximately 680.25 acres, more or less, of real property, lying and being situated in Hood County, Texas, and being out of the Stephen McComas Survey, Abstract No. 391, the Wm. J. Goodlett Survey, Abstract No. 212, the S.M. Herron Survey, Abstract No. 688, the Thomas Parkinson Survey, Abstract No. 700 and the James F. Franklin Survey, Abstract No. 183 (the “Existing Leased Premises”) as more particularly described in Exhibit “A”, attached hereto. Any capitalized term used but not defined herein shall have the same meaning given to such term in the Lease Agreement.

B. Lessor and Lessee desire to amend the Lease Agreement as more particularly set forth below.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1. Capital Improvements; Waiver. Lessor hereby approves and consents to the construction of certain capital improvements to the Existing Leased Premises (the “Capital Improvements), including, but not limited to, the following: (i) the construction of a new wet sand processing plant, and a new dry sand processing plant, and related improvements (together, the “Plant Improvements”); and (ii) the construction of certain rail loading and storage facilities (the “Loading Improvements”).

2. Ownership of Improvements. Lessor and Lessee acknowledge and agree that, notwithstanding anything herein or in the Lease to the contrary, the Capital Improvements shall (i) remain the property of Lessee, (ii) shall not be permanently attached to the Exiting Leased Premises, and (iii) may be removed from the Existing Leased Premises by Lessee at any time in the normal operation of Lessee’s business, including, but not limited to, upon the Termination of the Lease.

3. Expansion of Leased Premises. The Existing Leased Premises is hereby expanded by adding approximately 150 acres in Hood County, Texas (the “Expansion Leased Premises”) as shown in Exhibit “B” attached hereto. The term “Leased Premises” as used in the Lease Agreement means and shall include the Existing Leased Premises and the Expansion Leased Premises. The lease of the Expansion Leased Premises is subject to all of the terms and conditions of the Lease Agreement currently in effect, except as modified in this Amendment.

4. Improvements on Expansion Leased Premises. The Expansion Leased Premises contains certain improvements (i.e. a house and two barns). Lessee shall have full use of all such improvements; provided however, that Lessor shall have the limited use of the two barns for agricultural purposes and any and all other purpose not inconsistent with the rights granted to Lessee in the Lease Agreement together with the rights of ingress and egress. If Lessee determines that it will mine the property within the Expansion Leased Premises that will cause disruption to such improvements, Lessee hereby agrees to (i) provide sixty (60) days written notice to Lessor of the anticipated disruption, and (ii) allow Lessor (at Lessor’s sole discretion and Lessor’s sole cost and expense) to move the applicable improvements to a mutually agreeable location; provided, however, that in the event Lessor elects not to move, relocate or otherwise preserve such improvements, Lessor shall have no obligation to move, relocate, or demolish such improvements and no responsibility for the any costs and/or expenses associated therewith.

5. Production Royalty. Section 3 (A) to the Lease Agreement is hereby deleted in its entirety and replaced with the following:

A. Production Royalty. As a production royalty (hereinafter sometimes called “Royalty”), Lessee shall to pay to Lessor in the manner prescribed in Section 3.F of this Lease Agreement a sum equal to eight and seventy-five hundredths percent (8.75%) of the Sales Price (as defined in Section 3.B. below and subject to the limitations set forth therein) of the Materials both produced from the Leased Premises and sold or otherwise removed from the Leased Premises. (In no event shall such Royalty ever be less than eight and seventy-five hundredths percent (8.75%)). (For the treatment of Waste Material (hereafter defined), see Section 7.G.). For the avoidance of confusion, the Lessor and Lessee acknowledge and agree that, notwithstanding anything herein to the contrary or otherwise, any Materials, including but limited to sand, purchased by Lessee from a third party supplier and subsequently delivered to, processed at, and/or sold from the Premises shall not be included in the definition of Materials for purposes of calculating the Royalty.

6. Security Instrument. Section 28 to the Lease Agreement is hereby deleted in its entirety and replaced with the following:

As long as Lessor is the grantor under a security instrument or a deed of trust securing the payment of a promissory note of Lessee to an approved lender that is assisting with the financing of a transaction (that will benefit Lessor and Lessee) evidencing a lien on approximately 150 acres in Hood County, Texas as shown in Exhibit “C” (“Security Instrument”), Lessee will pay Lessor an annual fee, due on January 2 of each year, as follows:

•	January 2, 2012 No fee payable;

•	January 2, 2013 $800.00 per acre of the Leased Premises under the Security Instrument;

•	January 2, 2014 $800.00 per acre of the Leased Premises under the Security Instrument;

•	January 2, 2015 $600.00 per acre of the Leased Premises under the Security Instrument; and

•	January 2, 2016 $600.00 per acre of the Leased Premises under the Security Instrument;

•	January 2, 2017 $400.00 per acre of the Leased Premises under the Security Instrument; and

•	January 2, 2018 $200.00 per acre of the Leased Premises under the Security Instrument

(herein called “Security Instrument Payments”).

Lessee hereby agrees to have the Security Instrument released on or before December 28, 2018; and Lessee shall deliver to Lessor a release in recordable form that is reasonably acceptable in form and substance to Lessor and thereby relinquishes all rights Lessee’s lender has in the above-referenced 150 acres. Notwithstanding the foregoing, in the event the Security Instrument is released at any time prior to December 28, 2018, Lessee’s obligation to make Security Interest Payments pursuant to this Section 28 shall cease as of the date of such release, provided that if the Security Instrument is released during a partial year, the applicable Security Instrument Payment shall be prorated and paid to Lessor within ten (10) days of the Release of the Security Instrument.

Lessee agrees to indemnify and, within five (5) business days after demand by Lessor, reimburse Lessor for all amounts expended or debts incurred by Lessor as a result of Lessor’s undertaking to cure any defaults under the Security Instrument or under the debt secured by the Security Instrument, to protect Lessor’s interests in the Property.

7. Minimum Royalty. The first paragraph of Section 3.E. to the Lease Agreement is hereby deleted in its entirety and replaced with the following:

E. Minimum Royalty. The Royalty due under this Lease Agreement for any calendar year beginning with calendar year 2012 shall never be less than $1,500,000.00 per calendar year (the “Minimum Royalty”), unless there is a Termination (defined below). Upon Termination, the Minimum Royalty would reduce from $1,500,000.00 to $500,000.00. (In no event shall the Royalty due under this Lease Agreement for any calendar year ever be less than $500,000 per calendar year). As used in this Section, Termination shall mean the termination of that certain sand supply contract with Halliburton Energy Services, Inc. dated November 3, 2011 (the “Halliburton Agreement”), or the Halliburton Agreement not being extended or replaced with a contract containing substantially the same material terms or terms of the same or greater value. As used in this Section, a contract containing substantially the same material terms or terms of the same or greater value shall mean the following:

A purchase agreement by an between Lessee and an unaffiliated third party of good repute in the oil and gas industry pursuant to which (i) Lessee agrees to supply to third party and third party agrees to purchase from Lessee no less than five hundred thousand (500,000) tons of proppant sand, in the aggregate, on an annual basis for no less than five (5) years, and (ii) the total value of such agreement, calculated by the estimated amount of revenue generated by Lonestar thereunder, would meet or exceed Twenty Million and No/100 Dollars ($20,000,000.00) on an annual basis.

For clarification, if Lessee enters into a contract with a company containing substantially the same material terms or terms of the same or greater value as contained in the Halliburton Contract the Minimum Royalty will remain at $1,500,000.00. Notwithstanding anything in this Lease Agreement to the contrary, Lessor and Lessee acknowledge and agree that during the Primary Term of this Lease Agreement (not including any extension of the Primary Term), so long at the Minimum Royalty is paid to Lessor as provided herein, Lessee shall have no obligation to produce, explore, market, and/or develop the Materials or otherwise develop the Leased Premises during the Primary Term, and this Lease Agreement shall remain in full force and effect. Notwithstanding the foregoing, Lessee acknowledges and agrees for purposes of calculating the Royalty under the Lease Agreement, such calculation shall be based on the original sales price of goods and not account for any discounts granted by Lessee to customers resulting from early payment of invoices by any such customers.

8. Restriction. The Lease Agreement is hereby amended by adding Section 30 to the Lease Agreement:

30. Restriction. Lessee or any affiliate of Lessee shall not mine or remove Materials from the Restricted Areas (as hereinafter defined) until April 1, 2019. As used herein, Restricted Areas shall mean property within a one (1) mile radius of Leased Premises (running around the perimeter of the Leased Premises). For purposes hereof, the term “affiliate” means an entity which controls, is controlled by, or is under common control with Lessee.

6. Miscellaneous. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease Agreement shall remain in full force and effect, and the Lease Agreement, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall be one instrument.

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IN WITNESS WHEREOF, this First Amendment to Lease Agreement has been executed by the parties to be effective as of the date first set forth above.

LESSOR:

Sand Hill Land and Cattle, LLC, a Texas limited liability company

By:	TexSand Silica Management, Inc., its Manager

By:	/s/ Chris Thomas
Name:	Chris Thomas
Title:	President

LESSEE:

Lonestar Prospects, Ltd., a Texas limited partnership

By:	GRJ Holdings, L.L.C., a Texas limited liability company, its General Partner

By:	/s/
Name:
Title: